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News: For immediate release	Contact: Emma Jo Kauffman (901) 495-7005

AUTOZONE HIRES MORGAN KEEGAN TO ADVISE ON SALE OF TRUCKPRO;

ANNOUNCES NEW SENIOR VICE PRESIDENT - MARKETING;

AUTHORIZES ADDITIONAL STOCK REPURCHASES

Memphis, Tenn. (July 10, 2001) -- AutoZone, Inc. (NYSE symbol: AZO), today announced that AutoZone has engaged Morgan Keegan & Company, Inc. to assist the company with the sale of TruckPro, AutoZone's heavy-duty truck parts subsidiary.

The Company also announced that Lisa R. Kranc has been named senior vice president, marketing, reporting to Steve Odland, chairman, president, and chief executive officer. Ms. Kranc began her career in brand marketing with The Clorox Company and held various brand management and senior marketing positions with Alberto Culver and Cadbury Schweppes. She joined Giant Eagle, Inc., a Pittsburgh-based supermarket retailer, in 1992 as the vice president of marketing and later joined southeast-based supermarket retailer Bruno's, Inc. where she served as senior vice president of marketing. Most recently, Ms. Kranc was vice president of marketing for Hannaford Bros., a $3 billion supermarket retailer based in Scarborough, Maine. She received her undergraduate degree from Brandeis University and has an MBA from Columbia University.

In addition, AutoZone's Board of Directors today authorized the repurchase of an additional $100 million of the company's common stock. The company has nearly completed the repurchase of its previous authorization of $1.35 billion. In connection with the ongoing share repurchase program, AutoZone intends to adopt a plan, qualifying under Rule 10b5-1 of the Securities Exchange Act of 1934, that would allow the Company to repurchase shares at times when it would ordinarily not be in the market because of self-imposed blackout periods.

Separately, same store sales, or sales for domestic auto parts stores open at least one year, increased 6% in the first half of the fourth quarter. Furthermore, AutoZone's new merchandising initiatives have had a favorable impact on gross margin and higher sales levels have resulted in positive expense leverage. Given current trends, the Company believes it is likely that earnings, excluding the anticipated non-recurring charge announced on June 8, 2001, will exceed the current First Call consensus of $0.96 per share.

"We have accomplished a lot so far in the fourth quarter," said Steve Odland. "The impact of our new marketing and merchandising efforts is encouraging and we look forward to the addition of Lisa Kranc to lead the marketing team. This is a new position at AutoZone and one that can make a meaningful impact on sales. We are making progress in addressing AutoZone's under-performing assets and are pleased to have Morgan Keegan's expertise working on the sale of TruckPro."

Certain statements contained in this press release, including discussion of future performance, are forward-looking statements that are not historical fact. These forward-looking statements are subject to risks, uncertainties and assumptions, including, without limitation, competition, product demand, the ability to hire and retain qualified employees, and the weather. Actual results may materially differ from anticipated results. Please refer to the Risk Factors section of Form 10-K for the year ended August 26, 2000, for more details related to these risks. The Company undertakes no obligation to publicly release any revision to any forward-looking statement contained in this press release to reflect events occurring, or information known, after the date of this release.

AutoZone sells auto and light truck parts, chemicals and accessories through over 3,000 AutoZone stores in 42 states plus the District of Columbia in the U.S. and 16 AutoZone stores in Mexico. AutoZone also sells heavy-duty truck parts through 49 TruckPro stores in 15 states, and automotive diagnostic and repair software through ALLDATA, diagnostic and repair information through alldatadiy.com, and auto and light truck parts through autozone.com.

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